For More Information:
Gail C. Speedy
Assistant Vice President
Cell Phone: 716.307.5504 Office: 716.376.5232
Email: gcspeedy@five-starbank.com

FOR IMMEDIATE RELEASE

Financial Institutions, Inc. Appoints George Daniel Hagi
Executive Vice President and Chief Risk Officer

Succeeds retiring Thomas D. Grover at FII

WARSAW, N.Y., December 29, 2005 — Financial Institutions, Inc. (NASDAQ: FISI) (“FII”) today announced that it has appointed George Daniel “Dan” Hagi as Executive Vice President and Chief Risk Officer. Mr. Hagi succeeds Thomas D. Grover at FII, who will retire effective March 31, 2006, after a distinguished financial career spanning over 30 years.

Mr. Hagi brings more than two decades of risk management and bank examiner experience to FII and will lead all risk management functions for FII and its subsidiary, Five Star Bank.

“As we continue to build on our strengths as Five Star Bank, Dan brings a very strong risk management background to help move our organization ahead in a competitive environment,” said FII’s Chief Executive Officer Peter Humphrey. “His extensive experience, understanding of the regulatory process, and contagious energy will bring an extra dimension to our efforts.”

Mr. Hagi joins FII from First National Bankshares of Florida where he was a Senior Vice President and Director of Risk Management. Prior thereto, he was with the United States Department of Treasury, starting as a National Bank Examiner and attaining the position of Field Manager, supervising a staff of 15 examiners and overseeing a portfolio of more than 20 banks. He received the Special Act Award from the Department of Treasury for his contribution to the effective and efficient operation of the department.

Mr. Hagi earned both a bachelor’s degree in business administration and an MBA from West Virginia University, where he also served as a lecturer in finance for two years. In addition, he has served as a faculty member at ABA/Stonier Graduate School of Management. A native of West Virginia, Mr. Hagi is also a veteran of the United States Army.

In announcing Mr. Hagi’s appointment, Peter Humphrey praised Mr. Grover’s past service to FII as Chief Risk Officer and noted that he was instrumental in the consolidation of the four FII bank subsidiaries to form the New York State chartered Five Star Bank. “Tom Grover played a leading role in directing the consolidation process, displaying exceptional talent, expertise and a relentless work ethic,” Mr. Humphrey said. “On behalf of the Board of Directors and the company, I express our appreciation to Tom for his service and wish him the best of everything in his retirement.”

Mr. Grover joined FII as Chief Credit Officer in 2002, a position he held for two years before his promotion to Executive Vice President and Chief Risk Officer. Prior to joining Financial Institutions, he also served as a board member for Wyoming County Bank.

ABOUT FINANCIAL INSTITUTIONS, INC.

With total assets of $2.1 billion, Financial Institutions, Inc. is the parent company of Five Star Bank which provides a wide range of consumer and commercial banking services to individuals, municipalities and businesses through a network of 50 offices and 72 ATM’s in Western and Central New York State. FII affiliates also provide diversified financial services to its customers and clients, including brokerage, trust, and insurance. More information on FII and its subsidiaries is available through the Company web site at www.fiiwarsaw.com.

Safe Harbor Statement
This press release contains forward-looking statements as defined by federal securities laws. These statements may address issues that involve significant risks, uncertainties, estimates and assumptions made by management. Actual results could differ materially from current beliefs or projections. There are a number of important factors that could affect the Company’s forward-looking statements, which include the effectiveness of its consolidation, the credit environment, the competitive environment and other factors discussed in the Company’s filings with the Securities and Exchange Commission. The Company undertakes no obligation to revise these statements following the date of this press release.